EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For The Three Months Ended
	September 30, 2004	September 30, 2003

Number of shares on which basic earnings per share is calculated:

Weighted average outstanding shares during period	1,669,559,399	1,722,647,344

Add - Incremental shares under stock compensation plans	24,902,498	28,990,550
Add - Incremental shares associated with convertible notes	4,332,853	4,764,543
Add- Incremental shares associated with contingently issuable shares	1,604,059	—

Number of shares on which diluted earnings per share is calculated	1,700,398,809	1,756,402,437

Income from continuing operations (millions)	$1,800	$1,785

Loss from discontinued operations (millions)	—	—
Net income from total operations on which basic earnings per share is calculated (millions)	$1,800	$1,785
Income from continuing operations (millions)	$1,800	$1,785

Less - net income applicable to contingently issuable shares (millions)	2	—

Income from continuing operations on which diluted earnings per share is calculated (millions)	1,798	1,785

Loss from discontinued operations on which diluted earnings per share is calculated (millions)	—	—
Net income from total operations on which diluted earnings per share is calculated (millions)	$1,798	$1,785

	For The Three Months Ended
	September 30, 2004	September 30, 2003
Earnings per share of common stock:

Assuming dilution
Continuing operations	$1.06	$1.02
Discontinued operations	(0.00)	(0.00)
Total	$1.06	$1.02

Basic
Continuing operations	$1.08	$1.04
Discontinued operations	(0.00)	(0.00)
Total	$1.08	$1.04

Stock options to purchase 142,515,667 shares and 125,479,148 shares were outstanding as of September 30, 2004 and 2003, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For The Nine Months Ended
	September 30, 2004	September 30, 2003

Number of shares on which basic earnings per share is calculated:

Weighted average outstanding shares during period	1,680,277,830	1,725,935,900

Add - Incremental shares under stock compensation plans	28,539,268	28,615,688
Add - Incremental shares associated with convertible notes	4,349,885	4,764,543
Add- Incremental shares associated with contingently issuable shares	1,458,704	226,392

Number of shares on which diluted earnings per share is calculated	1,714,625,687	1,759,542,523

Income from continuing operations (millions)	$5,393	$4,897

Loss from discontinued operations (millions)	(3)	(23)

Net income from total operations on which basic earnings per share is calculated (millions)	$5,390	$4,874

Income from continuing operations (millions)	$5,393	$4,897

Less - net income applicable to contingently issuable shares (millions)	5	—

Income from continuing operations on which diluted earnings per share is calculated (millions)	5,388	4,897

Loss from discontinued operations on which diluted earnings per share is calculated (millions)	(3)	(23)

Net income from total operations on which diluted earnings per share is calculated (millions)	$5,385	$4,874

	For The Nine Months Ended
	September 30, 2004	September 30, 2003
Earnings per share of common stock:

Assuming dilution	$3.14	$2.78
Continuing operations	(0.00)	(0.01)
Discontinued operations	$3.14	$2.77
Total
Basic
Continuing operations	$3.21	$2.84
Discontinued operations	(0.00)	(0.01)
Total	$3.21	$2.82 *

* Does not total due to rounding.

Stock options to purchase 133,425,855 shares and 126,904,385 shares were outstanding as of September 30, 2004 and 2003, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.